Exhibit 5.1

Glen Y. Sato (650) 843-5502 gsato@cooley.com	Via EDGAR

July 3, 2008

Exelixis, Inc.

249 East Grand Ave.

P.O. Box 511

South San Francisco, CA 94083

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Exelixis, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to which the Company is registering for resale under the Securities Act of 1933, as amended, 9,991,776 shares of the Company’s common stock, of which 1,000,000 shares (the “Warrant Shares”) may be issued upon exercise of warrants issued on June 4, 2008 (the “Warrants”) in connection with a debt facility agreement dated June 4, 2008 between the Company and the lenders identified therein (the “Facility Agreement”), and 8,991,776 shares (the “Future Shares”) may be issued upon the occurrence of certain events specified in the Warrants or to repay indebtedness with respect to notes issuable under the Facility Agreement.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, its Bylaws, as amended, and the originals and copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have also assumed that the consideration for the issuance of the Future Shares will be in an amount that is not less than the par value of the Company’s common stock.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing and in reliance thereon, we are of the opinion that the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable, and the Future Shares, when

Five Palo Alto Square, 3000 El Camino Real, Palo Alto, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 www.cooley.com

Exelixis, Inc.

July 3, 2008

Page Two

issued in accordance with the terms of the Warrants or upon the repayment of indebtedness under the Facility Agreement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward Kronish LLP

By:	/s/ Glen Y. Sato
Glen Y. Sato

720528 v3/HN

Five Palo Alto Square, 3000 El Camino Real, Palo Alto, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 www.cooley.com